AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is executed and dated February 14, 2023, by and between HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., a Maryland corporation (the "Company"), and JEFFREY ECKEL, residing at the address set forth in the Company's records (the "Executive").
WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement dated April 23, 2013, under which the Executive serves as President, Chief Executive Officer and Chairman of the Board of Directors (the "Prior Employment Agreement"); and
WHEREAS, the Board of Directors of the Company (the "Board") and the Executive have mutually determined that the Executive's service to the Company as President and Chief Executive Officer shall discontinue, and the Executive shall be designated by the Board as Executive Chairman of the Board, in each case, effective as of March 1, 2023 (the "Effective Date");
WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive's service as Executive Chairman of the Board as of the Effective Date, post-employment restrictive covenants to which the Executive shall be subject, and other matters related thereto; and
WHEREAS, effective as of the Effective Date, the Company and the Executive wish to amend and restate the Prior Employment Agreement in its entirety on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.Appointment as Executive Chairman of the Board. Prior to the Effective Date, the Executive shall continue to be employed by the Company and hold the titles and serve as President and Chief Executive Officer of the Company, and the Executive shall continue to receive the salary and cash and non-cash benefits provided to the Executive under the Prior Employment Agreement, in each case in accordance with the terms and conditions of the Prior Employment Agreement. Effective as of the Effective Date, the Executive shall continue to be employed by the Company and hold the title and serve as Executive Chairman of the Board and shall cease to and hold the title and serve as the President and Chief Executive Officer. During the Term (as defined below), the Company shall nominate the Executive to serve as a director on the Board and its Chairman.
2.Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such employment, commencing as of the Effective Date and continuing for two years, unless such employment is otherwise terminated in accordance with the provisions of Section 5 or Section 6 herein (such period from the Effective Date until the second anniversary of the Effective Date, the "Term"). Immediately following the completion of the Term, the Board shall designate the Executive as Non-Executive Chairman of the Board.
3.Duties. During the Term, the Executive shall be employed by the Company as Executive Chairman of the Board, and, as such, the Executive shall have such responsibilities and authority as are customary for an Executive Chairman of the Board of a company of similar

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size and nature as the Company, including (a) acting as Chairman of the Company's Board and stockholder meetings, (b) acting as a liaison between the Company's senior management and the Board and its committees, (c) advising the Company's senior management on matters of Company operations and (d) otherwise performing the duties of Chairman of the Board, as well as such other customary duties as may be reasonably determined and assigned by the Board. The Executive agrees to devote such time as is reasonably necessary to perform his duties to the Company as Executive Chairman; provided, however, that the Executive shall be permitted to continue service as set forth in Exhibit A and, subject to the approval of the Board, that the Executive may serve on the boards of directors or trustees of any business corporations or charitable organizations and such service shall not be a violation of this Agreement. The Executive shall report directly to the Board. The Executive may perform his duties hereunder from the Executive's offices, from his residence or elsewhere, including at the Company's offices in Annapolis, Maryland.
4.Compensation.
1.1Salary. During the Term, the Company shall pay the Executive a salary at the minimum rate of $412,500 per annum (the "Annual Salary"), in accordance with the customary payroll practices of the Company applicable to senior executives from time to time. The Compensation Committee of the Board (the "Compensation Committee") shall review the Executive's Annual Salary in good faith on an annual basis and may provide for increases therein as it may in its sole discretion deem appropriate (such Annual Salary, once increased, shall constitute the "Annual Salary" hereunder). Once increased, the Annual Salary shall not thereafter be decreased.
1.2Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive a cash bonus with a target amount equal to at least 237% of his Annual Salary, subject to satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an "Annual Bonus"). The Compensation Committee may award the Executive an Annual Bonus in excess of the target amount if warranted under the applicable performance metrics. The Annual Bonuses shall be paid in the fiscal year following the fiscal year for which such bonuses are awarded, but in all events shall be paid no later than March 15 following the fiscal year to which such Annual Bonus relates.
1.3Benefits - In General. During the Term, except with respect to benefits of a type otherwise provided for under Section 4.4, the Executive shall be provided with group life, hospitalization or disability insurance plans, health, dental and vision plans, equity incentive plans, long-term incentive programs, 401(k) and other retirement plans, fringe benefit programs and similar benefits, and perquisites that are consistent with the benefits and perquisites previously provided to the Executive as of the Effective Date.
1.4Specific Benefits. Without limiting the generality of Section 4.3, the Executive shall be entitled to paid vacation pursuant to Company policy. During the Term (and, if Executive's employment is terminated during the Term due to his Disability or death, for the period after such termination of employment due to Disability or death as is necessary for Executive's Disability or death to be covered by the applicable policy) the Company shall maintain and pay the costs of (i) a long-term disability insurance policy for the Executive which would provide benefits to the Executive in an annual amount not less than 300% of the Executive's Annual Salary (the "L-T Disability Policy"); and (ii) a term life insurance policy in the amount of $5,000,000 on the life of the Executive (the "Term Life Insurance Policy"). The Executive shall be entitled to designate the beneficiaries of the L-T Disability Policy and the Term Life Insurance Policy; provided, that in each case the insurance policies are available and can be procured on reasonable commercial terms. The Executive acknowledges and agrees that

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the benefits provided under both the L-T Disability Policy and the Term Life Insurance Policy will be offset by any similar insurance benefits provided under Sections 4.3, 5 or 6.
1.5Equity Incentive Compensation. During the Term, notwithstanding anything to the contrary in any plan or award agreement or other governing document of the Company, all equity, equity-based and incentive awards previously granted by the Company to the Executive (including, without limitation, any equity or equity-based awards under the Company's equity incentive plans (the "Equity Incentive Plans")) and outstanding as of the Effective Date shall continue to vest based on the Executive's continued service as Executive Chairman in accordance with the other terms and conditions of the Company's Equity Incentive Plans and the underlying award agreements, and the transition of the Executive's position from President and Chief Executive Officer to Executive Chairman shall not constitute a Termination of Service (as defined in the Equity Incentive Plans). On each of the Effective Date and on or around March 1, 2024, the Executive shall be eligible to participate in the Company’s Equity Incentive Plan in effect at such time, based on a target value in the amount of $3,285,750 per year, which awards shall be subject to the vesting requirements for executives of the Company as set forth in the Long-Term Incentive Plan approved by the Board at such time. The Executive shall be eligible for additional regular annual grants of restricted stock, stock options or other awards under the Equity Incentive Plan on such terms and in such amounts (if any) as may be determined by the Compensation Committee in its sole discretion. Notwithstanding anything to the contrary in any plan or award agreement or other governing document, (a) the Executive (or the Executive's estate or beneficiaries, as applicable) shall have the right to direct the Company or an affiliate to satisfy the minimum statutory tax withholding obligations arising with respect to such awards by withholding from the shares that would otherwise be delivered such number of shares having a fair market value equal to such minimum statutory tax withholding obligation and (b) the Executive (or the Executive's estate or beneficiaries, as applicable) shall be permitted to "net exercise" any stock options granted to Executive during the Term by the Company by directing the Company to withhold from the number of shares that would otherwise be issued upon exercise of the stock option such number of shares having a fair market value as of the date of exercise equal to the exercise price of the option plus the fair market value equal to any minimum statutory tax withholding obligation (or portion thereof that the Executive has elected to net exercise).
1.6Expenses. The Company shall promptly pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement; provided that the Executive documents such expenses with the properly completed forms as prescribed from time to time by the Company in accordance with the Company's policies, plans and/or programs. The Company shall also promptly reimburse the Executive for all attorneys' fees and expenses incurred by Executive in connection with the negotiation of this Agreement (and any other documents or agreements contemplated hereby or thereby) in an amount not to exceed $75,000.
5.Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death. If there is a good faith determination by the Board that the Executive has become physically or mentally incapable of performing his duties under the Agreement and such disability has disabled the Executive for a cumulative period of 180 days within any 12-month period (a "Disability"), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment of the Executive due to his death or Disability, (i) the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive, in a lump sum payment (subject to Section 8.16 of this Agreement) within 30 days following Executive's termination of employment: (x) any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement but not yet

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paid prior to the date of termination, as well as any other amounts or benefits required by applicable law (and reimbursement under this Agreement for expenses incurred prior to the date of termination) (the "Accrued Benefits") and (y) a pro rata (based on the number of days employed in the fiscal year of termination) target Annual Bonus for the fiscal year in which his termination of employment occurs; (ii) for a period of 24 months after termination of employment, such continuing medical benefits under the Company’s health plans and programs applicable to senior executives of the Company generally as the Executive and/or the Executive’s eligible beneficiaries would have received under this Agreement (and at such costs to the Executive or the Executive’s estate, as applicable) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits) (or, if such continuation of subsidized coverage would violate Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium he is required to pay to continue the coverage); and (iii) all outstanding equity (or equity-based) incentives and awards held by Executive (or, in the case of his death, his estate and beneficiaries) shall vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire prior to the first anniversary of the date of termination.
6.Certain Terminations of Employment.
1.1Termination by the Company for Cause; Termination by the Executive without Good Reason.
(a)For purposes of this Agreement, "Cause" shall mean, the Executive's:
(i)conviction of, or plea of nolo contendere to, a felony involving moral turpitude, deceit, dishonesty or fraud (but excluding traffic violations) that is materially injurious to the business or reputation of the Company;
(ii)willful and material misconduct in connection with the performance of his duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company;
(iii)failure to adhere to the lawful directions of the Board, which continues for a period of 30 business days after written demand for corrective action is delivered by the Company; or
(iv)material breach of (x) any covenant contained in Section 7 of this Agreement; or (y) the other terms and provisions of this Agreement and, in each case, failure to cure such breach (if curable) within ten days following written notice from the Company specifying such breach;
provided that the Company shall not be permitted to terminate the Executive for Cause except on written notice given to the Executive at any time within 30 days following the occurrence of any of the events described above (or, if later, the Company's knowledge thereof). Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board after reasonable investigation that the Executive has engaged in acts or omissions constituting Cause.

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(b)The Company may terminate the Executive's employment hereunder for Cause on at least ten days' notice, and the Executive may terminate his employment with or without Good Reason on at least 30 days' written notice. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not otherwise covered by Section 5 or 6.2, or the Term expires, the Executive shall receive the Accrued Benefits in a lump sum payment (subject to Section 8.16 of this Agreement) within 30 days following Executive's termination of employment.
1.2Termination by the Company without Cause; Termination by the Executive for Good Reason.
(a)For purposes of this Agreement, "Good Reason" shall mean the following, unless consented to by the Executive:
(i)any adverse change in job title or material diminution in the Executive's roles and responsibilities with respect to the Company's overall business, from those set forth in this Agreement (including, without limitation, the Executive no longer being the Chairman of the Board, the Executive no longer being a director on the Board, the Executive no longer reporting directly to the Board or assignment of duties inconsistent with such position);
(ii)any reduction in the Executive's Annual Salary or Annual Bonus potential or failure to promptly pay such amounts when due; or
(iii)a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company.
Each of the above events (i) – (iii) shall constitute Good Reason only if the relevant event is not cured by the Company within 30 days after receipt of a written notice from the Executive detailing the specific event alleged to constitute Good Reason, and provided, further, that the Executive must provide such written notice within 30 days following Executive’s initial knowledge of the existence of an event constituting Good Reason, and must terminate employment within 30 business days following the end of such 30 day cure period (if the event constituting Good Reason has not been cured during that period) or the occurrence of such event shall be deemed waived for purposes of forming the basis of a Good Reason termination of employment under this Agreement.
(b)The Company may terminate the Executive's employment at any time for any reason or no reason. The Executive may terminate the Executive's employment with the Company at any time for any reason or no reason. No severance should be due the Executive upon an expiration of the Term. If (x) the Company terminates the Executive's employment and the termination is not covered by Section 5 or 6.1, or (y) the Executive terminates his employment for Good Reason, then in exchange for the Executive's covenants and agreements set forth in Section 7.1(a), (i) the Executive shall be entitled to receive, in a lump sum payment (subject to Section 8.16 of this Agreement) on the 30th day following the Executive's termination of employment, (A) the Accrued Benefits, (B) an amount equal to the sum of (x) the Executive's Annual Salary plus (y) an amount equal to the greater of (1) the Executive's average Annual Bonus actually received in respect of the three fiscal years (or such fewer number of fiscal years with respect to which Executive received an Annual Bonus) prior to the year of termination and (2) the Executive's target Annual Bonus for the fiscal year in which such termination of employment occurs plus (C) a pro-rata (based on the target Annual Bonus that the Executive could have earned for the fiscal year in which his termination occurs and the number of days employed in the fiscal year of termination) Annual Bonus for the year in which his termination occurs; (ii) for a period of 24 months after termination of employment, such continuing medical benefits under the Company's health plans and programs applicable to senior

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executives of the Company generally as the Executive would have received under this Agreement (and at such costs to the Executive) in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have affected such benefits) (or, if such continuation of subsidized coverage would be taxable under Section 105(h) of the Code, the Company will make monthly payments to the Executive in an amount so that after payment of taxes on the payments, the Executive retains an amount equal to the monthly premium he is required to pay to continue the coverage); (iii) all outstanding equity (or equity-based) incentives and awards held by the Executive shall thereupon vest and become free of restrictions and all stock options shall be exercisable in accordance with their terms and shall not expire prior to the first anniversary of the date of termination.
(c)Notwithstanding clause 6.2(b)(ii), (i) nothing herein shall restrict the ability of the Company to amend or terminate the health and welfare plans and programs referred to in such clause 6.2(b)(ii) from time to time in its sole discretion; provided that any such amendments or termination are made applicable generally on the same terms to all actively employed senior executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive compared with any other officers of the Company, but the Company may not reduce benefits already earned and accrued by, but not yet paid to, the Executive and (ii) the Company shall in no event be required to provide any benefits otherwise required by such clause 6.2(b)(ii) after such time as the Executive becomes entitled to receive benefits of the same type and at least as favorable to the Executive from another employer or recipient of the Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements).
(d)Notwithstanding any other provision of this Agreement, the Company shall not be required to make the payments and provide the benefits provided for under Section 6.2(b) unless the Executive executes and delivers to the Company a waiver and release substantially in the form attached hereto as Exhibit B hereto and such waiver and release becomes effective and irrevocable within 30 days following the date of termination; provided that the Company shall have provided the Executive with such waiver and release within ten business days following the Executive's termination of employment.
(e)No Mitigation. The Company agrees that, if the Executive's employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder.
7.Covenants of the Executive.
1.1Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 7 (and any related enforcement provisions hereof), its successors and assigns) is to provide debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of the Executive's termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the "Business"); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company's Business is national in scope; (iv) the Executive's work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 7 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7.

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Further, in consideration of Executive's continued employment with the Company, access to the Company's trade secrets, confidential information, customer and other business relationships, the benefits provided hereunder in Sections 4 and 6.2(b), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, the Executive hereby agree as follows:
(a)If (x) the Company terminates the Executive's employment and the termination is not covered by Section 5 or 6.1, or (y) the Executive terminates his employment for Good Reason, then by and in consideration of the payments and benefits to be provided by the Company pursuant to Section 6.2(b), the Executive covenants and agrees that, during the period commencing on the date upon which the Executive shall cease to be an employee of the Company and its affiliates and ending on the date 24 months after such commencement (the "Restricted Period"), he shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (i) engage in the Business (other than for the Company or its affiliates) or otherwise compete with the Company or its affiliates in the Business or (ii) render to a person, corporation, partnership or other entity engaged in the Business the same services that the Executive renders to the Company; provided, however, that, notwithstanding the foregoing, (A) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) the Executive is not a controlling person of, or a member of a group which controls, such entity, and (z) the Executive does not, directly or indirectly, own 5% or more of any class of securities of such entity; and (B) the Executive may continue to serve on any board of directors on which the Executive was serving as of the date of the Executive's termination of employment; and (C) the Executive may be employed by or provide services for a company (a "Conglomerate") with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than ten percent (10%) of its total annual revenue from the line of business that is competitive with the Company (the "Competitive Division"), (x) the Executive is employed by or provides services to a line of business of Conglomerate that is not competitive with the Company; and (y) the Executive does not perform services for the Competitive Division; and (z) the Executive (A) provides the Company with advance notice of such employment or service and (B) informs the Conglomerate in writing of its obligations under this Section 7.
For purposes of this Agreement, the "Restricted Territory" shall mean any (i) state in the United States and (ii) foreign country or jurisdiction, in the case of clause (i) or (ii), in which the Company (x) is actively conducting the Business during the Term or (y) has initiated a plan adopted by the Board during the Term to conduct the Business in the two years following the Term.
(b)During and after the Term, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all non-public confidential matters relating to the Company's Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of his duties as President and Chief Executive Officer or with the Board's express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by the Executive without reliance upon any confidential information of the Company or

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use of any Company resources. Notwithstanding anything in this agreement to the contrary, the Executive may disclose Confidential Company Information where the Executive is required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided that the Executive first (i) promptly notifies the Company, (ii) uses commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (iii) reasonably cooperates with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company's expense.
(c)The Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Executive has the right to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
(d)The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or with the Executive’s attorney, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(e)During the Restricted Period, the Executive shall not, without the Company's prior written consent, directly or indirectly, (i) solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six-month period preceding the Executive's termination of employment, an employee, agent or independent contractor of the Company or any of its subsidiaries. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company's or any of its subsidiaries' relationship with, or endeavor to entice away from the Company for a competing business, any person who is or was during the six month period preceding the Executive's termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries. For purposes hereof, "customer" and "client," as such terms relate to government customers, mean the program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof.
(f)All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive containing Confidential Company Information (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any

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time upon its request, and (ii) upon the Executive's termination of employment, shall be promptly returned to the Company. This Section 7.1 shall not apply to materials that the Executive possessed prior to his business relationship with the Company, to the Executive's personal effects and documents, and to materials prepared by the Executive for the purposes of seeking legal or other professional advice.
(g)At no time during the Executive's employment by the Company or at any time thereafter shall the Executive, on one hand, or the Company or any of its subsidiaries, on the other hand, publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
1.2Rights and Remedies upon Breach.
(a)The parties hereto acknowledge and agree that any breach of any of the provisions of Section 7.1 or any subparts thereof (individually or collectively, the "Restrictive Covenants") may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the either party breaches, or threatens to commit a breach of, any of the provisions of Section 7.1 or any subpart thereof, the other party and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.
(b)The Executive agrees that the provisions of Section 7.1 of this Agreement and each subsection thereof are reasonably necessary for the protection of the Company's legitimate business interests and if enforced, will not prevent the Executive from obtaining gainful employment should his employment with the Company end. The Executive agrees that in any action seeking specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable as drafted. The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
8.Other Provisions.
1.1Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects as drafted. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
1.2Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then the duration or scope of such provision, as the case may be, shall be reduced so that such provision

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becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.
1.3Enforceability; Jurisdiction; Arbitration.
(a)The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 7 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If it is determined by a court of competent jurisdiction in any state that any restriction in the Section 7 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company's right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction's being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).
(b)Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 7, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in Maryland in accordance with Maryland law and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment disputes who is licensed to practice law in the State of Maryland. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction. The arbitration shall be held in Annapolis, Maryland.
1.4Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, or overnight courier, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:
(a)If to the Company, to:
Hannon Armstrong Sustainable Infrastructure Capital, Inc.
One Park Place
Suite 200
Annapolis, Maryland 21401
Attention: The Office of the Chief Legal Officer
with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6131
Attention: Andrew Epstein and Paul Koppel

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(b)If to the Executive, to the address in the records of the Company with a copy to:
King & Spalding LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention:    Lawrence T. Yanowitch
    Jeremy M. Schropp
Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.
1.5Entire Agreement. Effective as of the Effective Date, this Agreement, together with the Indemnification Agreement previously entered into between the Company and the Executive, and the equity and equity-based award agreements previously entered into between the Company and the Executive, and the equity awards and equity-based award agreements referenced in Section 4.5, contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Employment Agreement.
1.6Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as expressly provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
1.7GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
1.8Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. Except as otherwise provided by operation of law, in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided that the successor or purchaser agrees, as a condition of such transaction, to assume all of the Company's obligations hereunder.
1.9Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
1.10Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
1.11Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all

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such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.
1.12Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5, 6, 7, and 8, shall survive any termination of the Executive's employment hereunder and continue in full force until performance of the obligations thereunder, if any, in accordance with their respective terms.
1.13Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding (excluding the Prior Employment Agreement) which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.
1.14Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
1.15Parachute Payments.    If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other person or entity to the Executive or for the Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the "Excise Tax"), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the "Safe Harbor Amount"). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. All determinations required to be made under this Section 8.15, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Company and the Executive.
1.16Section 409A Compliance. Any payments under this Agreement that are deemed to be deferred compensation subject to the requirements of Section 409A of the Code are intended to comply with the requirements of Section 409A and this Agreement shall be interpreted accordingly. To this end and notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive's termination of employment with the Company, (i) the Company's securities are publicly traded on an established securities market; (ii) Executive is a "specified employee" (as defined in Section 409A); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payments (without any reduction in amount ultimately paid or provided to the Executive) that are not paid within the short-term deferral rule under Section 409A (and any regulations thereunder)

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or within the "involuntary separation" exemption of Treasury Regulation § 1.409A-1(b)(9)(iii). Such deferral shall last until the date that is six months following the Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A). Any amounts the payment of which are so deferred shall be paid in a lump sum payment within 10 days after the end of such deferral period. If the Executive dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Executive's estate within 60 days after the date of the Executive's death. For purposes of Section 409A, the Executive's right to receive installment payments pursuant to this Agreement including, without limitation, each COBRA (Consolidated Omnibus Budget Reconciliation Act) continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments. The Executive will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a "separation from service" within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within 30 days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.
The parties agree to consider any amendments or modifications to this Agreement or any other compensation arrangement between the parties, as reasonably requested by the other party, that is necessary to cause such agreement or arrangement to comply with Section 409A (or an exception thereto), provided that such proposed amendment or modification does not change the economics of the agreement or arrangement and does not provide for any additional cost to either party. Notwithstanding the foregoing, the parties will not be obligated to make any amendment or modification and the Company makes no representation or warranty with respect to compliance with Section 409A and shall have no liability to the Executive or any other person if any provision of this Agreement or such other arrangement are determined to constitute deferred compensation subject to Section 409A that does not satisfy an exemption from, or the conditions of, such Section.
8.17    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts paid or payable pursuant to this Agreement shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of amounts paid or payable pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.
HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
By:    /s/ Katherine McGregor Dent
Name: Katherine McGregor Dent
Title: Chief Human Resources Officer
/s/ Jeffrey Eckel
JEFFREY ECKEL

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EXHIBIT A
1.    Member of the Board of the Nature Conservancy of Maryland and DC

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EXHIBIT B
RELEASE OF CLAIMS AGREEMENT
Form of Waiver and Release

This Waiver and General Release of all Claims (this "Agreement") is entered into by Jeffrey Eckel (the "Executive") and Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the "Company"), effective as of [DATE] (the "Effective Date").
In consideration of the promises set forth in the Amended and Restated Employment Agreement between the Executive and the Company, dated [    ], 2023 (the "Employment Agreement"), the Executive and the Company agree as follows:
1.General Releases and Waivers of Claims.
(a)Executive's Release of Company. In consideration of the payments and benefits provided to the Executive under Section 6.2(b) of the Employment Agreement and after consultation with counsel, the Executive (or his estate, as applicable) hereby irrevocably and unconditionally releases and forever discharges the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its or their successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, stockholders, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively, "Company Parties") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive

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(or his estate, as applicable) may have, or in the future may possess, arising out of the Executive's employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service; provided, however, that the Executive (or his estate, as applicable) does not release, discharge or waive (A) any rights to payments and benefits provided under the Employment Agreement, (B) any right the Executive (or his estate, as applicable) may have to enforce this Agreement, the Award Agreements or the Employment Agreement, (C) the Executive’s rights under the Indemnification Agreement and rights to indemnification and advancement of expenses in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, (D) any claims for benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, or (E) any right or claim that the Executive (or his estate, as applicable) may have to obtain contributions as permitted by applicable law in an action in which both the Executive on the one hand or any Company Party on the other hand are held jointly liable.
(b)Executive's Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under Section 6.2(b) of the Employment Agreement, the Executive hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an

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attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has been given the opportunity to do so; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.
(c)No Assignment.    The Executive (or his estate, as applicable) represents and warrants that he has not assigned any of the Claims being released under this Agreement.
2.Waiver of Relief. The Executive (or his estate, as applicable) acknowledges and agrees that by virtue of the foregoing, the Executive (or his estate, as applicable) has waived any relief available to him/it (including without limitation, monetary damages and equitable relief, and reinstatement) under any of the Claims waived in paragraph 2. Therefore the Executive (or his estate, as applicable) agrees that he/it will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement. Nothing in this Agreement shall be construed to prevent the Executive (or his estate, as applicable) from cooperating with or participating in an investigation conducted by, any governmental agency, to the extent required or permitted by law.

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3.Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
4.Non-admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any other Company Party or the Executive.
5.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that State.
6.Arbitration.    Any dispute or controversy arising under or in connection with this Agreement shall be resolved in accordance with Section 8.3 of the Employment Agreement.
7.Notices. All notices or communications hereunder shall be made in accordance with Section 8.4 of the Employment Agreement.

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THE EXECUTIVE (OR HIS ESTATE, AS APPLICABLE) ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE/IT FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE/IT HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS/ITS OWN FREE WILL.

JEFFREY ECKEL

                Date:

HANNON ARMSTRONG
SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:
Name:
Title:

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